Filed Pursuant to Rule 424(b)(3)
1933 Act File No. 333-271426

Supplement dated March 1, 2024

to the Prospectus dated May 1, 2023

for Protective Market Defender II Annuity

Issued by

Protective Life Insurance Company

This Supplement amends the Prospectus for the Market Defender II Annuity (the "Contract") issued by Protective Life Insurance Company (the "Company," "we," "our," "us"). All capitalized terms used but not defined herein have the same meaning as those included in the Prospectus. Please read this Supplement carefully and keep it with the Prospectus for future reference.

Effective March 30, 2024, the Contract will no longer be offered to new purchasers. If you wish to purchase the Contract, we must receive your application at our Administrative Office, in Good Order, on or before March 30, 2024 and before the 86th birthday of the oldest Owner or Annuitant.

For information about the Contract, you may contact us by writing Protective Life at P.O. Box 10648 Birmingham, AL 35202-0648 or calling toll free at 1-800-456-6330.